Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES COMPLETION OF A NEW €300 MILLION

SUSTAINABILITY-LINKED TERM REVOLVING CREDIT FACILITY

NEW YORK, NY, September 16, 2022 - Mercer International Inc., or “Mercer”, (Nasdaq: MERC) today announced that it has successfully entered into a new €300 million revolving credit facility for its German subsidiaries with a syndicate of European banks (the “New Facility”). The New Facility has a five year term, is unsecured and accrues interest at a rate of Euribor plus a stipulated margin.

The New Facility is “sustainability linked” whereby if certain sustainability targets are achieved, there is a reduction in the applicable interest rate. The sustainability-linked feature is consistent with Mercer’s long term ESG objectives as validated by the Science Based Targets Initiative.

The New Facility is available to Mercer’s German operating subsidiaries, including after closing of its acquisition, HIT Holzindustrie Torgau GmbH & Co. KG and replaces Mercer’s current €200 million revolving credit facility.

In connection with the New Facility, Mercer was represented by Sangra Moller LLP.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “are optimistic that”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099

Contact

For more information, please contact:

Name: David K. Ure

Title: Senior VP Finance, CFO & Secretary

Phone: (604) 684-1099

email: david.ure@mercerint.com